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                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY



                            ASSET PURCHASE AGREEMENT

                         DATED AS OF FEBRUARY 19, 1999


                                    BETWEEN


                       ACME TELEVISION OF NEW MEXICO, LLC

                  ACME TELEVISION LICENSES OF NEW MEXICO, LLC

                                      AND

                         RAMAR COMMUNICATIONS II, LTD.


                       WITH RESPECT TO TELEVISION STATION

                        KASY-TV, ALBUQUERQUE, NEW MEXICO
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                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is entered into as of February 19, 1999, by and among ACME Television of New Mexico, LLC, a Delaware limited liability company, and ACME Television Licenses of New Mexico, LLC, a Delaware limited liability company (collectively "Buyer") and Ramar Communications II, Ltd., a Texas limited partnership ("Seller").

                                 R E C I T A L S

        Seller is the licensee of Television Station KASY-TV, Albuquerque, New Mexico, (the "Station"), pursuant to licenses issued by the Federal Communications Commission (the "FCC"), and is the owner of the assets used or useful in connection with the business or operation of the Station.

        Seller desires to sell and assign, and Buyer desires to purchase and acquire, certain assets owned or held by Seller and used or useful in the conduct of the business or operations of the Station, on the terms and conditions hereinafter set forth.

        Seller and Lee Enterprises, Incorporated ("Lee") are parties to a Time Brokerage Agreement dated December 12, 1994 (the "Lee TBA") pursuant to which Lee provides programming on the Station.

                               A G R E E M E N T S

                                    ARTICLE 1
                              ASSETS TO BE CONVEYED

        1.1. CLOSING. Subject to Section 17.1 hereof and except as otherwise mutually agreed upon by Seller and Buyer, the closing of this transaction (the "Closing") shall take place on a date designated by Buyer no later than ten (10) days after the last of the conditions specified in Articles 11 and 12 hereof has been fulfilled (or waived by the party entitled to waive such condition). The Closing shall be held at 10:00 a.m. in the offices of Leventhal, Senter & Lerman P.L.L.C., 2000 K Street, N.W., Suite 600, Washington, D.C., or at such place as the parties may otherwise agree.



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        1.2. STATION ASSETS. At the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, certain of the assets, real, personal and mixed, tangible and intangible, owned or held by Seller and used or useful in the conduct of the business and operation of the Station (but excluding the assets specified in Section 1.3), including, but not limited to, the following:

               (a) all of Seller's rights in and to (i) the Station Licenses (as defined in Article 22 hereof), (ii) all licenses, permits and other authorizations issued to Seller by the Federal Aviation Administration ("FAA") or any governmental authority and used or useful in the operation of the Station (with all of the foregoing, including the Station Licenses, collectively referred to hereinafter as the "Government Authorizations"), all of which are listed in Schedule 1.2(a), together with any additions thereto (including renewals or modifications of such licenses, permits and authorizations and applications therefor) between the date hereof and the Closing Date, and, to the extent assignable, all of Seller's rights in and to the call letters KASY-TV;

               (b) all of Seller's right, title and interest in and to all real estate and other real property interests, including any towers or fixtures on such real property, owned by Seller and used or useful in the operation of the Station, including the Real Property Leases as defined herein and listed in Schedule 1.2(b), together with any additions thereto between the date hereof and the Closing Date;

               (c) all broadcast and other equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts, and other tangible personal property of every kind and description, owned, leased or held by Seller and used or useful in the operation of the Station, including the items listed in Schedule 1.2(c), together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date;

               (d) subject to the provisions of Article 3 hereof, all of Seller's rights under and interest in the Contracts as defined herein and listed in Schedule 1.2(d) hereto (including assumption of whatever time remains on the Lee TBA), together with all of Seller's rights under and interest in all Contracts entered into or acquired by Seller between the date hereof and the Closing Date in accordance with this Agreement; provided, that Seller shall provide Buyer a true copy, or, in the case of an oral agreement, a complete description of any Contract entered into or acquired



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        by Seller between the date hereof and the Closing Date within five (5)
        days after entering into such Contract; and, provided further, that Buyer shall not be obligated to, but may in writing, assume any Contract entered into or acquired by Seller after the date of this Agreement if such Contracts, in the aggregate, would create a liability for Buyer in excess of Five Thousand Dollars ($5,000).

               (e) all of Seller's rights in and to the trademarks, trade names, service marks, patents, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos, slogans, licenses, permits and privileges, trade secrets, and other similar intangible property rights and interests owned by or licensed to Seller and used or useful exclusively in the operation of the Station;

               (f) all files, records, studies, data, lists, filings, general accounting records, books of account, computer programs, software and logs relating to the operation of the Station; and

               (g) all of Seller's good will in and going concern value of the Station.

        The assets to be assigned and transferred to Buyer hereunder are hereinafter collectively referred to as the "Station Assets." The Station Assets shall be assigned and transferred to Buyer free and clear of all security interests, financing agreements, liens, claims, and encumbrances of any and every kind (except Permitted Encumbrances).

        1.3. EXCLUDED ASSETS. The Station Assets shall not include the following (the "Excluded Assets"):

               (a) Seller's books and records as pertain to the organization, existence or capitalization of Seller, and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;

               (b) all cash, cash equivalents or similar type investments of Seller, such as certificates of deposit, Treasury bills, and other marketable securities on hand and/or in banks;


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               (c) all accounts receivable arising out of the operation of the
        Station for services performed or provided prior to the Effective Time (the "Accounts Receivable");


               (d) all contracts of insurance, insurance proceeds, and insurance claims made by Seller relating to Station Assets repaired, replaced, or restored by Seller prior to Closing, except for any rights that may be assigned pursuant to Article 20 hereof;

               (e) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any;

               (f) all claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees of any nature whatsoever for any period prior to Closing;

               (g) all contracts, leases and other executory obligations of Seller which Buyer does not assume;

               (h) Seller's FCC licenses and related assets for Stations K47CF and KHFT, Hobbs, New Mexico, and Station KUPC, Carlsbad, New Mexico; provided however, that Buyer will have the right on and after Closing to co-locate at no cost to Buyer its separate transmission facilities on the tower for Station KUPC, if such a tower is built and controlled by Seller; and

               (i) Seller's August 14, 1998 Tower Lease with Lee at Hagerman, New Mexico relating to Seller's Microwave License WPNI-808; provided however, that, at Buyer's request, Seller will cooperate with Buyer in using commercially reasonable efforts to facilitate the assignment of such Tower Lease to Buyer or to otherwise provide Buyer with the benefits of such Tower Lease.

                                    ARTICLE 2
                                 PURCHASE PRICE

        2.1. PURCHASE PRICE. The total consideration to be paid by Buyer for the Station Assets (the "Purchase Price") shall be Twenty-Five Million Four Hundred Thousand Dollars ($25,400,000) plus, subject to Section 10.5(b) hereof, any amount paid by Ramar


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to Lee pursuant to Section 4 ("Lee Purchase Option") of that certain December
12, 1994 Equipment Lease between Lee and Ramar Communications, Inc., Ramar's predecessor in interest (the portion of the Purchase Price related to the Purchase Option shall be referred to herein as the "Lee Purchase Option Cost"), subject to upward adjustment pursuant to Section 11.8 hereof.

        2.2. PAYMENT OF PURCHASE PRICE. The Purchase Price will be payable as follows:

        (a)(1) No later than March 1, 1999, Buyer shall deposit the amount of Five Hundred Thousand Dollars ($500,000) (the "Escrow Deposit") with Escrow Agent to be held pursuant to the terms and conditions of the Escrow Agreement (in the form of Exhibit A), together with all interest earned thereon; provided, however, that this Agreement shall terminate without any further liability or obligation on the part of any party hereto if the Escrow Agreement is not executed by the parties thereto by close of business on March 1, 1999 or Buyer does not deposit the Escrow Deposit with Escrow Agent by close of business, March 1, 1999. At the Closing, the Escrow Deposit shall be paid by Escrow Agent to Seller, and all interest earned thereon shall be paid by Escrow Agent to Buyer.

        (2) Except as otherwise provided in Section 11.8 hereof, Four Hundred Thousand Dollars ($400,000) shall be paid to Seller upon the termination of the KWBQ-TV LMA, defined in Section 11.8 hereof.

        (b) The payment schedule of the remaining Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000) plus the Lee Purchase Option Cost of the Purchase Price, subject to upward adjustment pursuant to Section 11.8 hereof, will depend on whether the Lee TBA is terminated prior to the Closing (the "Pre-Closing Scenario"); simultaneously with the Closing (the "Simultaneous Closing Scenario"); or after the Closing (the "Post-Closing Scenario"), as follows:

        (1) Under the Pre-Closing Scenario, Buyer will pay to Lee on behalf of Seller the One Million Seven Hundred Thousand Dollars ($1,700,000) liquidated damages, or, if the Lee TBA is terminated during the Renewal Term thereof, as defined therein, such higher or lower amount of liquidated damages required to be paid to Lee under the Lee TBA (the "Lee TBA Liquidated Damages") when such payment is due to be made. Buyer's payment of the Lee TBA Liquidated Damages will be secured by a


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                promissory note substantially in the form of Exhibit B hereto made by Seller for the benefit of Buyer in the amount of the Lee TBA Liquidated Damages up to a maximum of $1,700,000 (the "Note"). On the Closing Date, Buyer shall pay Seller the amount of Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000) plus the Lee Purchase Option Cost, reduced by the amount of the amount of the Lee TBA Liquidated Damages up to a maximum reduction of One Million Seven Hundred Thousand Dollars ($1,700,000), by wire transfer of immediately available federal funds to a bank or other financial institution designated by Seller at least two (2) business days prior to the Closing Date, and will cancel the Note. Under the Pre-Closing Scenario, and to the extent permissible under the then current rules, regulations, and policies of the FCC, Buyer and Seller agree to enter into a time brokerage agreement with each other relating to the Station, effective upon the termination of the Lee TBA, with Buyer as Broker and substantially in the form of Exhibit C hereto (the "Seller/Buyer TBA").

        (2) Under the Simultaneous Closing Scenario, on the Closing Date Buyer will pay (i) the Lee TBA Liquidated Damages and the Lee Purchase Option Cost to Lee on Seller's behalf; and (ii) Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000), reduced by the amount of the Lee TBA Liquidated Damages up to a maximum reduction of $1,700,000, to Seller by wire transfer of immediately available federal funds to a bank or other financial institution designated by Seller at least two (2) business days prior to the Closing Date.

        (3) Under the Post-Closing Scenario, on the Closing Date, Seller shall assign to Buyer and Buyer shall assume, all of Seller's rights and obligations under the Lee TBA and Buyer shall (i) deposit the amount of One Million Seven Hundred Thousand Dollars ($1,700,000) (the "TBA Escrow Deposit") with TBA Escrow Agent to be held pursuant to the terms and conditions of the TBA Escrow Agreement (in the form of Exhibit D), together with all interest earned thereon, and (ii) pay Twenty-Two Million Eight Hundred Thousand Dollars ($22,800,000) to Seller by wire transfer of immediately available federal funds to a bank or other financial institution designated by Seller at least two (2) business days prior to the Closing Date. The sole purpose of the TBA Escrow Agreement is to satisfy Buyer's obligation to pay the Lee TBA Liquidated Damages as assignee of the Lee TBA or pursuant to
                Section 10.5 hereof and Buyer and Seller agree to give Escrow


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                Agent joint instructions to effectuate this purpose, as well as to direct Escrow Agent that any funds which are remaining in such account after the payment of the Lee TBA Liquidated Damages and the termination of the Lee TBA shall be released to Seller (with interest thereon paid to Buyer). Any Lee TBA Liquidated Damages owing to Lee in excess of $1,700,000 shall be paid to Lee by Buyer when due.

        Notwithstanding anything to the contrary in this section, the parties agree to amend this section as necessary to reflect any subsequent agreement they may mutually reach with each other and Lee which relates to the Lee TBA Liquidated Damages.

        2.3. ALLOCATION OF PURCHASE PRICE. Buyer shall prepare an initial draft of IRS Form 8594 prior to or within one hundred eighty (180) days after the Closing. Buyer shall forward such form to Seller for its approval, which shall not be unreasonably withheld or delayed; provided, however, that if Seller does not approve the draft of IRS Form 8594, it shall bear all expenses of revising such form, including the costs of any appraisals, and Buyer and Seller shall each file the IRS Form 8594 finally agreed upon by the parties with their respective federal income tax return for the tax year in which the Closing occurs. In no event shall Seller or Buyer take any position in any filing or other representation with or to the IRS or any governmental authority which is inconsistent with the allocation agreed to by the parties pursuant to this Section.

                                    ARTICLE 3
                            ASSUMPTION OF OBLIGATIONS

        3.1. ASSUMPTION OF OBLIGATIONS. Subject to the provisions of this Agreement, Buyer shall assume and undertake to pay, satisfy or discharge: (a) the liabilities, obligations and commitments of Seller arising and accruing after the Closing Date under the Real Property Leases listed in Schedule 1.2(b), and the Contracts listed in Schedule 1.2(d), and (b) the liabilities, obligations and commitments of Seller arising and accruing after the Closing Date under other contracts entered into between the date of this Agreement and the Closing Date which Buyer expressly agrees in writing to assume.


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        3.2. LIMITATION. Except as set forth in Section 3.1 hereof, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Seller of any nature whatsoever. Without limiting the generality of the foregoing, Buyer shall not assume or be liable for any liability or obligation of Seller (a) arising out of any litigation, proceeding or claim by any person or entity relating to the business or operation of the Station prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date, (b) under any employment contract, collective bargaining agreement, insurance, pension, retirement, deferred compensation, incentive bonus or profit sharing or employee benefit plan or trust, except to the extent such agreement is specifically included in the Contracts listed on Schedule 1.2(d), or (c) relating to any accounts payable.

                                    ARTICLE 4
                                REQUIRED CONSENTS

        4.1. FCC APPLICATION. The assignment of the Station Licenses as contemplated by this Agreement is subject to the prior consent of the FCC. Upon Buyer's three (3) business days' prior written notice to Seller, but in any event no later than thirty (30) days after the date of this Agreement, whether or not such notice is given, Buyer and Seller shall file the FCC Application. Seller and Buyer shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the FCC Application as expeditiously as practicable; provided, however, that neither Seller nor Buyer shall have any obligation to satisfy any third party (including but not limited to a petitioner or complainant) or the FCC by taking any steps which would have a material adverse effect upon Seller or Buyer or upon any affiliated entity, but neither the expense nor inconvenience to a party of defending against a petition to deny or other third party complaint or an inquiry by the FCC shall be considered a material adverse effect on such party. Each party will promptly provide the other party with a copy of any pleading, order, or other document sent or received by it relating to the FCC Application. Each party shall make whatever amendments or submissions are required or requested by the FCC or otherwise necessary to secure FCC Consent; provided however, that such amendment or response does not have a material adverse effect on such party or any affiliated entity. If the FCC Consent imposes any condition on any party hereto, such party shall use commercially reasonable efforts to


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comply with such condition; provided, however, that no party shall be required to comply with any condition that would have a material adverse effect upon it or any affiliated entity. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 17 hereof.

        4.2. COMPLIANCE WITH HSRA. Each party shall make or cause to be made in a timely fashion, and in any event no later than ten (10) business days after the filing of the FCC Application, any and all filings which are required in connection with the transactions contemplated hereby under the HSRA, and shall furnish to the other party all information that the other reasonably requests in connection with such filings. If the HSRA requires the parties to file thereunder, the transfer of the Station Assets hereunder is conditioned upon the expiration of the applicable waiting period under the HSRA without the institution or threat of any action with respect to the consummation of the transactions contemplated hereunder. All filing fees in connection with such notification shall be paid by Buyer.

        4.3. OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall prepare and file with any other appropriate governmental authorities any other requests for approval or waiver that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

                                    ARTICLE 5
                                   PRORATIONS

        5.1. PRORATION OF INCOME AND EXPENSES. All income and expenses arising from the conduct of the business and operation of the Station shall be prorated between Buyer and Seller as of the Effective Time in accordance with GAAP. Such prorations shall be based upon the principle that Seller shall be entitled to all income earned and shall be responsible for all liabilities and obligations incurred or accruing in connection with the operation of the Station until the Effective Time, and Buyer shall be entitled to all income earned and be responsible for such liabilities and obligations incurred by


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Buyer thereafter. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby, which shall be paid as set forth in Article 14 of this Agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof), utility expenses, liabilities and obligations under all Contracts to be assumed by Buyer, rents and similar prepaid and deferred items and all other expenses attributable to the ownership and operation of the Station. To the extent not known, real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

        5.2. PAYMENT OF PRORATION ITEMS. Within sixty (60) days following the Closing Date, Buyer shall deliver to Seller a schedule of its proposed prorations (which shall set forth in reasonable detail the basis for those determinations) (the "Proration Schedule"). The Proration Schedule shall be conclusive and binding upon Seller unless Seller provides Buyer with written notice of objection (the "Notice of Disagreement") within thirty (30) days after Seller's receipt of the Proration Schedule, which notice shall state the prorations of expenses proposed by Seller (the "Seller's Proration Amount"). Those items which are not in dispute shall be paid by Seller or Buyer, as the case may be, within forty-five (45) days after Seller's receipt of the Proration Schedule. Buyer shall have fifteen (15) days from receipt of a Notice of Disagreement to accept or reject Seller's Proration Amount. If Buyer rejects Seller's Proration Amount, the dispute shall be submitted within ten (10) days to a mutually acceptable accounting firm that has no relationship with either Buyer or Seller (the "Referee") for resolution, such resolution to be made within thirty (30) days after submission to the Referee and to be final, conclusive and binding on Seller and Buyer. Buyer and Seller agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. Payment by Buyer or Seller, as the case may be, of the proration amounts determined pursuant to this Section 5.2 shall be due thirty (30) days after the last to occur of (i) Seller's acceptance of the Proration Schedule or failure to give Buyer a timely Notice of Disagreement;
(ii) Buyer's acceptance of Seller's Proration Amount; and (iii) notice to Seller and Buyer of the resolution of the disputed amount by the Referee. Any payment required by Seller to Buyer or by Buyer to Seller, as the case may be, under this Section 5.2 shall be paid by wire transfer of immediately available federal funds to the account of the payee with a financial institution in the United States as designated by Buyer in the Proration Schedule or by Seller in the Notice of Disagreement (or by separate notice in

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the event that Seller does not send a Notice of Disagreement). If either Buyer or Seller fails to pay when due any amount under this Section 5.2, interest on such amount will accrue from the date payment was due to the date such payment is made at a per annum rate equal to the Prime Rate plus three percent (3%), and such interest shall be payable upon demand.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        6.1. ORGANIZATION AND STANDING. Buyer is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware.

        6.2. AUTHORIZATION AND BINDING OBLIGATION. Buyer has all necessary power and authority to enter into and perform under this Agreement and the transactions contemplated hereby, and Buyer's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

        6.3. FCC QUALIFICATIONS. To Buyer's knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the published rules and regulations of the FCC, would disqualify Buyer as assignee of the Station Licenses.

        6.4. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 4 with respect to FCC and other governmental consents or as disclosed on Schedule 6.4, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer:
(a) do not and will not require the consent of any third party; (b) do not and will not violate any provisions of Buyer's governing instruments; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority which exists as of the date of this Agreement and to which Buyer is subject; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or

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both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, license or permit to which Buyer is subject as of the date of this Agreement.

        6.5. ABSENCE OF LITIGATION. Except as set forth on Schedule 6.5, there is no claim, litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

        7.1. ORGANIZATION AND STANDING. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas. Seller has all necessary power and authority to own, lease and operate the Station Assets and to carry on the business of the Station as now being conducted and as proposed to be conducted by Seller between the date hereof and the Closing Date.

        7.2. AUTHORIZATION AND BINDING OBLIGATION. Seller has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Seller and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

        7.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 4 with respect to FCC and other governmental consents and except as set forth on Schedule 7.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller (a) do not and will not require the consent of any third party (except with respect to Real Property Leases disclosed in Schedule 1.2(b) and Contracts disclosed in Schedule 1.2(d)); (b) do not and will not violate any provisions of Seller's governing instruments; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority which exists as of the date of this Agreement by which Seller or the Station Assets are bound; (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Real Property Lease, Contract, agreement, instrument, license or permit to which either Seller or the Station Assets are now subject; and (e) do not and will not result in the creation of any lien, charge or encumbrance on any of the Station Assets.


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        7.4. GOVERNMENT AUTHORIZATIONS.

        (a) Schedule 1.2(a) includes true and complete copies of the Station Licenses and other material Government Authorizations (including those issued by the FAA), and, except as set forth on Schedule 1.2(a), and except for licenses listed under the Excluded Assets, there are no other licenses, permits or other authorizations from governmental or regulatory authorities required for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are now conducted. The Station Licenses listed in Schedule 1.2(a) were validly issued and are validly held by Seller, are in full force and effect, and except as disclosed in Schedule 1.2(a) or on the face of such license, none is subject to any restriction or condition which would limit in any respect the full operation of the Station as now operated.

        (b) Except as disclosed in Schedule 1.2(a), there are no applications, petitions, complaints, investigations or other proceedings pending or, to the best of Seller's knowledge, threatened before the FCC relating to the business or operation of the Station or that may result in the revocation, modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending application or the imposition of any fines, forfeitures, or other administrative actions by the FCC with respect to the Station or its operation other than proceedings affecting the broadcasting industry generally. Except as disclosed in Schedule 1.2(a), Seller is not subject to any outstanding judgment or order of the FCC or any court relating to the Station. The Station has been and is being operated in accordance with the terms and conditions of the Station Licenses, the underlying construction permits, the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC.

        (c) To Seller's knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify it as the assignor of the Station Licenses.

        7.5. TITLE TO AND CONDITION OF REAL PROPERTY.

                (a) Schedule 1.2(b) contains descriptions of all of Seller's real property interests, which consist solely of leasehold interests and easements, and rights in and agreements with respect to, real property used or held for use in connection with Seller's operation of the Station (the "Real Property"). Seller has not assigned title to the non-fee estates identified on Schedule 1.2(b) or otherwise taken, or failed to take, any action which would adversely affect Seller's title therein. Except for leases listed as Excluded Assets under Section 1.3 hereof, listed in Schedule 1.2(b) are all leases to which Seller is a party and which relate to real property used or useful in the operation of the Station (the "Real Property Leases"). The Real Property Leases constitute valid and binding obligations of the Seller and, to Seller's knowledge, of all other parties thereto, and are in full force and effect as of the date hereof. Except as disclosed on Schedule 1.2(b), Seller is not in material default under any of Real Property Leases, and to Seller's knowledge, the other parties to such Real Property Leases are not in default thereunder. Seller has not received or given written notice of any default thereunder from or to any of the other parties thereto. Schedule 1.2(b) lists all third party consents necessary to assign such Real Property Leases. Except as disclosed on Schedule 1.2(b), Seller has all requisite power and authority to assign its rights under the Real Property Leases listed in Schedule 1.2(b) to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability or continuity of any such leases.

        7.6. TITLE TO PERSONAL PROPERTY. Schedule 1.2(c) contains a list of the principal items (and a summary description of the other items) of tangible personal property owned, leased or held by Seller and used or useful in the conduct of the business and operation of the Station ("Personal Property"). Except as described in Schedule 1.2(c), Seller has good and marketable title to all Personal Property (and to all other tangible personal property and assets to be transferred to Buyer hereunder) owned or leased by it free and clear of all Liens (except for Liens for current taxes not yet due and payable). The Personal Property is in good working order and meets any and all applicable governmental and industry standards.

        7.7. CONTRACTS.

                (a) Schedule 1.2(d) lists all written Contracts, and includes a detailed summary of all oral Contracts to be assumed by Buyer, as of the date of this Agreement.

                (b) Seller has delivered to Buyer true and complete copies of all written Contracts, or true and complete memoranda describing all oral Contracts. Except as disclosed in Schedule 1.2(d), all Contracts are in full force and effect and are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all material respects with all Contracts and is not in default under any of the Contracts. To the best of Seller's knowledge, no other contracting party is in default under any of the Contracts. Except as set forth in Schedule 1.2(d), Seller has full legal power and authority to assign its rights under the Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not require the consent of any third party or affect the validity, enforceability or continuity of any of the Contracts.

        7.8. INTELLECTUAL PROPERTY. There is no pending or, to the best of Seller's knowledge, threatened proceeding or litigation affecting or with respect to the Intellectual Property. Seller has received no notice and has no knowledge of any infringement or unlawful use of the Intellectual Property.

        7.9. LITIGATION. Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree. Except as disclosed on
Schedule 7.9, there is no claim, litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against the Seller or relating to the Station in any federal, state or local court, or before any administrative agency, arbitrator or other tribunal authorized to resolve disputes. Except as disclosed on Schedule 7.9, there is no claim, litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or relating to the Station Assets, which might have a material adverse effect upon the business, assets or condition (financial or otherwise) of the Station, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement, or which might impede Seller's ability to assign the Station Assets to Buyer in a timely manner under this Agreement and otherwise in accordance with the terms and conditions of this Agreement.

        7.10. COMPLIANCE WITH LAWS. Seller has operated and is operating in material compliance with all laws, regulations and governmental orders and published policies applicable to the conduct of the business and operation of the Station, and, to Seller's knowledge, its present use of the Station Assets does not violate any such laws, regulations or orders in any material respect. Seller has not received any notice asserting any noncompliance with any applicable statute, rule, published policy or regulation, in connection with the business or operation of the Station.

        7.11. TAXES. Seller has duly, timely and in the required manner filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns and forms required to be filed, and has paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and losses required to be paid. No event has occurred which could impose on Buyer any liability for any taxes, penalties or interest due or to become due from Seller from any taxing authority.

        7.12. BANKRUPTCY. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Station Assets, are pending or threatened, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

        7.13. ENVIRONMENTAL MATTERS. To Seller's knowledge, no Hazardous Substance (a) is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured, transported or otherwise handled on the Real Property, (b) has been spilled, released or disposed of on property adjacent to the Real Property, or (c) has otherwise come to be located on or under the Real Property. To Seller's knowledge, the Real Property and all operations on the Real Property are in material compliance with all Environmental Laws. Seller has obtained all environmental, health and safety permits necessary for the operation of the Station, and all such permits are in full force and effect, and Seller is in material compliance with the terms and conditions of all such permits. To Seller's knowledge, no outstanding liens have been placed on the Real Property under any Environmental Laws. Seller has not received any notice concerning, and is not aware of any administrative or judicial investigations, proceedings or actions with respect to, violations, alleged or proven, of Environmental Laws by Seller, or otherwise involving the Real Property or the operations conducted on the Real Property.

        7.14. UCC FINANCING STATEMENTS. All of the Station Assets are and have been located in the State of New Mexico since the Station Assets were acquired by Seller. Copies of all financing statements filed by any party with respect to the Station Assets are listed in Schedule 7.14.

        7.15. INSURANCE. Schedule 7.15 lists all insurance policies maintained by Seller. All of such policies are in full force and effect, and Seller is not in default of any material provision thereof. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.

        7.16. CABLE CARRIAGE. To Seller's knowledge, Schedule 7.16 sets forth a correct and complete list of (a) all cable television systems which carry the Station's signal on the date hereof under the FCC's "must carry" rules or under agreements implementing such rules; (b) all cable television systems which carry the Station's signal pursuant to retransmission consent agreements; and (c) all other multi-channel video operators which carry the Station's signal.

        7.17. NO MATERIAL OMISSION. Seller has not failed to disclose any material fact within its knowledge which would make any statement or representation in this Agreement inaccurate or misleading.

                                    ARTICLE 8
                               COVENANTS OF BUYER

        8.1. NOTIFICATION. Buyer shall notify Seller of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use commercially reasonable efforts to remove any such impediment to the transactions contemplated by this Agreement.

        8.2. NO INCONSISTENT ACTION. Buyer shall not take any action materially inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 9
                               COVENANTS OF SELLER

        9.1. INTERIM OPERATION. Between the date of this Agreement and the Closing Date, except as expressly permitted or required by this Agreement, or with the prior written consent of Buyer:

               (a) Subject to the Lee TBA, Seller shall conduct the business and operation of the Station solely in the ordinary and normal course of business consistent with past practice, with the intent of preserving the ongoing operations and assets of the Station;

               (b) Seller shall not sell, assign, lease or otherwise transfer or dispose of any of the Station Assets, except for assets consumed or disposed of in the ordinary course of business where no longer used or useful in the business or operation of the Station, in which event the same shall be replaced with assets of equal or greater value and utility, and the Station's inventories of spare parts and expendable supplies shall be maintained at levels consistent with customary practices in the broadcast industry;

               (c) Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Station Assets, except for those in existence on the date of this Agreement, all of which will be removed on or prior to the Closing Date unless they are to be assumed by Buyer in accordance with Section 3.1 of this Agreement;

               (d) Seller shall operate the Station in accordance with the FCC's published rules, policies and regulations, the Station Licenses, and with all other applicable laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or fail to prosecute with due diligence any pending application to the FCC;

               (e) Seller shall not waive any material right under or cancel, modify or in any way impair any Real Property Lease or Contract relating to the Station or the Station Assets;

               (f) Seller shall timely make all payments required to be paid under any Real Property Lease and Contract to be assumed by Buyer when due and otherwise pay all liabilities and satisfy all obligations when such liabilities and obligations become due;

               (g) Seller shall maintain its existing insurance on the Station Assets, and

               (h) Seller shall not take any action, or as the case may be, fail to take any commercially reasonable action necessary to preserve the Station's carriage on cable television systems or multi-channel video operators identified in Schedule 7.16.

        9.2. ACCESS TO STATION. Between the date of this Agreement and the Closing Date, Seller shall give Buyer and Buyer's counsel, accountants, engineers and other representatives, reasonable access during normal business hours to all of Seller's properties, records and employees relating to the Station, and shall furnish Buyer with all information related to the Station that Buyer reasonably requests. The rights of Buyer under this Section 9.2 shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

        9.3. NO SOLICITATION. Between the date of this Agreement and the Closing, neither Seller nor any Affiliate of Seller, nor their respective officers, directors or shareholders shall directly or indirectly (a) solicit, initiate, entertain or encourage submission of any proposal or offer from any person relating to: (i) any acquisition or purchase of all or any substantial amount of the Station Assets or Seller, (ii) or any local marketing agreement with respect to the Station or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing. This Section 9.3 shall not be applicable to Seller's compliance with its obligations under Section 10.5(a).

        9.4. NOTIFICATION. Seller shall notify Buyer of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Seller which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

        9.5. THIRD-PARTY CONSENTS. Seller shall obtain at its own expense the consent of any third parties necessary for the assignment to Buyer of any Real Property Lease or Contract to be assigned hereunder.

        9.6. CLOSING COVENANT. On the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Station Assets as provided in Article 1 of this Agreement.

        9.7. REVERSAL AGREEMENT. In the event that the Closing occurs prior to the FCC Consent becoming a Final Order, at the Closing, Seller shall execute and deliver the Reversal Agreement.

        9.8. PAYMENT OF INDEBTEDNESS; FINANCING STATEMENTS. Seller shall secure the release of all liens or encumbrances on the Station Assets that secure the payment of any indebtedness and shall deliver to Buyer at the Closing releases or terminations under the Uniform Commercial Code and any other applicable federal, state or local statutes or regulations of any financing or similar statements filed against any Station Assets in (a) the jurisdictions in which the Station Assets are and have been located since such Station Assets were acquired by Seller, and (b) any other location specified or required by applicable federal, state or local statutes or regulations.

        9.9. NO INCONSISTENT ACTION. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 10
                                 JOINT COVENANTS

        10.1. CONDITIONS. If any event should occur between the date hereof and the Closing, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party to consummate the transactions contemplated by this Agreement, the parties shall use their reasonable efforts to cure the event as expeditiously as possible.

        10.2. COMMERCIALLY REASONABLE EFFORTS. Between the date of this Agreement and the Closing, each party shall use commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement.

        10.3. CONTROL OF STATION. Between the date of this Agreement and the Closing, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the

Station. Such operations shall be the sole responsibility of Seller and, subject to the provisions of Article 9, shall be in its complete discretion.

        10.4. CONFIDENTIALITY. Buyer and each Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby, except where such information is known or available through other lawful sources or where such party is advised by counsel that its disclosure is required in accordance with applicable law.

        10.5. COVENANTS WITH RESPECT TO AGREEMENTS WITH LEE.

        Seller shall take the following actions in connection with its obligations to Lee:

        (a) Within three (3) business days of the receipt of written notice from Buyer, but in no event later than thirty (30) days from the date hereof, whether or not Buyer gives such written notice, Seller shall provide Lee with written notice of this Agreement (the "ROFR Notice") as required under Section 1(a) of that certain Agreement between Lee and Seller dated December 12, 1994 (the "ROFR Agreement"). The ROFR Agreement grants Lee thirty (30) days after receipt of the ROFR Notice to exercise its right of first refusal (the "ROFR Exercise Notification"). Seller shall provide Buyer with a copy of any such ROFR Exercise Notification within five (5) days of Seller's receipt thereof. Notwithstanding anything herein to the contrary, in the event that Lee properly exercises its right of first refusal, this Agreement shall be null and void, and the parties hereto shall have no further obligations or liability to each other hereunder.

        (b) Within three (3) business days of the receipt of written notice from Buyer, and with Seller's consent, not to be unreasonably withheld, Seller shall provide notice to Lee of its intention to terminate the Lee TBA pursuant to
Section 4.3 thereof; provided however, that notwithstanding anything to the contrary contained herein, if such notice of termination is given by Seller, and if this Agreement is terminated for any reason other than Seller's material uncured breach hereof or Seller's voluntary election to terminate this Agreement pursuant to Section 17.1(a)(iv) hereof, Buyer shall be responsible for paying the full amount of the Lee TBA Liquidated Damages. Buyer agrees to fulfill this obligation by (i) cancelling the Note; or (ii) in the event the Note has not been executed, making the TBA Escrow Deposit within five (5) days of such termination of this Agreement (with no Seller obligation to execute and deliver the Note), whichever the case may be, and, in addition to (i) or (ii), by paying directly to Lee when due any Lee TBA Liquidated Damages in excess of $1,700,000. If this Agreement is terminated solely because of Seller's material uncured breach hereof or Seller's voluntary election to terminate this Agreement pursuant to Section 17.1(a)(iv) hereof, Seller shall be responsible for paying the full amount of the Lee TBA Liquidated Damages. Seller agrees, however, that in the event (i) this Agreement is terminated solely because of a change in the law which renders the KWBQ-TV LMA incapable of effectuation, and (ii) Seller, within two years of such termination, consummates the sale of the Station to a third party buyer for a purchase price in excess of Twenty-Five Million, Six Hundred Fifty Thousand Dollars ($25,650,000), then in that event Seller will reimburse Buyer out of such excess for Lee TBA Liquidated Damages incurred by Buyer up to a maximum of $1,700,000. Ten (10) business days in advance of Closing or six (6) months after notice of intent to terminate the Lee TBA has been given to Lee, whichever is earlier, Buyer shall notify Seller in writing as to whether or not Buyer wishes Seller to exercise the Lee Purchase Option. If Buyer notifies Seller hereunder that Buyer does not wish the Lee Purchase Option to be exercised, Buyer shall not be liable for the Lee Purchase Option Cost.

                                   ARTICLE 11
               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

        The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

        11.1. REPRESENTATIONS, WARRANTIES AND COVENANTS.

        (a) All representations and warranties of Seller made in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date as if made on and as of that date.

        (b) All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to Closing Date shall have been complied with or performed.

        11.2. GOVERNMENTAL CONSENTS. The conditions specified in Article 4 of this Agreement shall have been satisfied, and the FCC Consent shall have become a Final Order, provided however, that either party shall have the right to require the other to proceed to Closing upon an initial staff grant of the FCC Consent; provided, further, that Buyer will not be required to proceed to Closing hereunder until a Final Order is obtained if Buyer provides Seller written notice from Buyer's financing sources that, despite Buyer's commercially reasonable, good faith efforts to obtain its financing sources' consent to close upon initial FCC Consent, Buyers' financing sources require that FCC Consent become a Final Order. If the parties proceed to Closing upon an initial staff grant of the FCC Consent, the parties will enter into the Reversal Agreement. The applicable waiting period under the HSRA shall have expired.

        11.3. GOVERNMENTAL AUTHORIZATIONS. Seller shall be the lawful holder of the Station Licenses and all other material licenses, permits and other authorizations listed in Schedule 1.2(a), and there shall not have been any modification of any of such licenses, permits and other authorizations which might have a material adverse effect on the Station or the conduct of its business and operation. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify adversely any of the Station Licenses or any other licenses, permits or other authorizations relating to the Station.

        11.4. THIRD-PARTY CONSENTS. Seller shall have obtained and shall have delivered to Buyer all third-party consents that may be required for assignment of the Real Property Leases and Contracts marked with an asterisk on Schedules 1.2(b) and 1.2(d), without any material change or impairment of such Real Property Leases or Contracts and without any condition adverse to Buyer.

        11.5. ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto that Buyer in good faith, based upon a written opinion of counsel (and provided to Seller), believes would or could (if resolved adversely to Seller or Buyer) render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms, or would or could preclude Seller from assigning and conveying the Station Assets to Buyer in accordance with the terms and conditions of this Agreement.

        11.6. DELIVERIES. Seller shall have made or stand ready, willing and able to make all the deliveries required under Section 13.1.

        11.7. ENVIRONMENTAL AUDIT. Buyer shall have received, within sixty (60) days of the date of this Agreement (and promptly thereafter provided to Seller), completed Phase I environmental audit reports (the "Phase I Reports") at Buyer's sole expense regarding the Real Property, which Phase I Reports shall be reasonably satisfactory to Buyer. In the event Buyer fails to obtain such Phase I Reports within the aforementioned sixty (60) day period, Buyer shall have irrevocably waived such condition. If, in Buyer's reasonable judgment, Phase II environmental audit reports ("Phase II Reports") are necessary in light of the contents of the Phase I Reports, at Buyer's sole expense, Buyer shall be required to obtain such Phase II Reports to its reasonable satisfaction within ninety (90) days of the date of this Agreement (and promptly thereafter provide them to Seller). In the event Buyer fails to obtain any such Phase II Report within such 90-day period, Buyer shall have irrevocably waived such condition. In the event that a Phase I Report and/or a Phase II Report discloses an environmental condition or matter which is reasonably unsatisfactory to Buyer, Buyer shall notify Seller in writing of its objection to any environmental condition or matter addressed in the Phase I Reports or Phase II Reports and Seller shall have sixty (60) days from Seller's receipt of notice to remediate and eliminate such condition or matter; provided, that such matters and conditions can be remediated and eliminated by Seller's expenditure of One Hundred Thousand Dollars ($100,000) or less, such expense to be paid by Seller. If the environmental condition or matter cannot be remediated and eliminated by Seller's expense of One Hundred Thousand Dollars ($100,000) or less, Seller shall elect (and provide Buyer with written notice of such election within the sixty (60) day period following Buyer's initial notice) to either (a) proceed with the remediation and elimination of such conditions and matters without regard to the One Hundred Thousand Dollars ($100,000) expense threshold referenced above, or (b) terminate this Agreement without any further liability hereunder; provided however, that if Seller elects to so terminate this Agreement, Buyer may then elect, by providing Seller with notice thereof within ten (10) days after Buyer's receipt of Seller's election, to either: (a) accept such termination by Seller, or (b) notwithstanding anything herein to the contrary, waive all non-compliant environmental conditions and matters and any claims it may have against Seller with respect to any such non- remediated or non-compliant condition or matter, in which case the Closing will proceed as contemplated by this Agreement (subject to its terms and conditions) and Buyer shall receive a One Hundred Thousand Dollar ($100,000) credit against the Purchase Price otherwise payable pursuant to Section 2.1 hereof.

        11.8. FCC CONSENT TO ASSIGNMENT OF STATION KWBQ-TV; CONSUMMATION OF KWBQ-TV AGREEMENT. The FCC shall have granted its consent to the assignment of the FCC authorizations for Station KWBQ-TV, Santa Fe, New Mexico, from Buyer to Seller and such consent shall have become a Final Order. The parties shall consummate the KWBQ-TV Agreement and Seller and ACME Television of New Mexico, LLC ("ATNM") shall enter into a Local Marketing Agreement substantially in the form of Exhibit A to the KWBQ-TV Agreement (the "KWBQ-TV LMA") simultaneous with the Closing of this Agreement; provided, that, if either party exercises its right under Section 11.2 of this Agreement to require Closing upon an initial staff grant of the FCC Consent, then, in that event, the parties shall be obligated to close the assignment of the FCC authorizations and other assets for Station KWBQ-TV upon a similar initial staff grant of the FCC Consent for that transaction; provided further, that, in the event the closing for the assets of Station KWBQ-TV occurs before any FCC Consent becomes final, then, in that event, the parties shall enter into a similar Reversal Agreement for that transaction as well. Notwithstanding anything to the contrary in this Agreement, ATNM shall have the sole right to waive in writing this condition relating to the KWBQ-TV LMA; provided that such waiver will increase the Purchase Price for the Station by One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000), to Twenty Seven Million, Two Hundred and Fifty Thousand Dollars ($27,250,000), plus the Lee Purchase Option Cost, with the Four Hundred Thousand Dollar ($400,000) portion of the Purchase Price referenced in Section 2.2(a)(2) hereof to be paid on the Closing Date, and the parties agree in that event to make any necessary conforming changes to this Agreement and the KWBQ-TV Agreement and the exhibits and schedules thereto.

        11.9. SATISFACTION OF COVENANTS WITH RESPECT TO LEE. Seller shall have satisfied its obligations under Section 10.5 hereof, and Lee shall not have properly exercised its right of first refusal under the ROFR Agreement.

        11.10. LIEN SEARCH. Buyer shall have received a written report concerning the liens and other encumbrances, if any, on any of the Station Assets and shall have received confirmation from Seller that any liens and other encumbrances disclosed on such report have been removed or will be removed at the Closing.

        11.11. RENEWAL OF LICENSE. The Station Licenses shall have been renewed by the FCC for a full term expiring on October 1, 2006 without imposition of any conditions or modifications except those generally applied to stations of the same type and class.

                                   ARTICLE 12
              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

        The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

        12.1.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

        (a) All representations and warranties made by Buyer in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

        (b) All the terms, covenants and conditions to be complied with and performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed in all material respects.

        12.2. GOVERNMENTAL CONSENTS. The conditions specified in Article 4 and
Section 11.2 of this Agreement shall have been satisfied.

        12.3. ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto that Seller in good faith, based upon a written opinion of counsel (and provided to Buyer), believes would or could (if resolved adversely to Seller or Buyer) render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms or would or could preclude Seller from assigning and conveying the Station Assets to Buyer in accordance with the terms and conditions of this Agreement.

        12.4. DELIVERIES. Buyer shall have made or stand ready, willing and able to make all the deliveries required under Section 13.2.

        12.5. FCC CONSENT TO ASSIGNMENT OF STATION KWBQ-TV; CONSUMMATION OF KWBQ-TV AGREEMENT. The FCC shall have granted its consent to the assignment of the FCC Authorizations for Station KWBQ-TV, Santa Fe, New Mexico, from Buyer to Seller and such consent shall have become a Final Order. The parties shall consummate the KWBQ-TV Agreement and Seller and ATNM shall enter into the KWBQ-TV LMA simultaneous with the Closing of this Agreement; provided, that, if the Closing is held under Section 11.2 of this Agreement upon an initial staff grant of the FCC Consent, then, in that event, the parties shall be obligated to close the assignment of the FCC authorizations and other assets for Station KWBQ-TV upon a similar initial staff grant of the FCC Consent for that transaction; provided further, that, in the event the closing for the assets of Station KWBQ-TV occurs before any FCC Consent becomes final, then, in that event, the parties shall enter into a similar Reversal Agreement for that transaction as well. This condition relating to the KWBQ-TV LMA is subject to waiver by ATNM pursuant to Section 11.8 hereof.

        12.6 SATISFACTION OF COVENANTS WITH RESPECT TO LEE. Buyer shall have satisfied its obligations under Section 10.5 hereof, and Lee shall not have properly exercised its right of first refusal under the ROFR Agreement.



                                   ARTICLE 13
                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

        13.1. DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver to Buyer the following:

               (a) a certificate of an officer of Seller's general partner, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections 11.1 through 11.9 hereof;

               (b) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer, including, but not limited to, the following:

               (i) assignments of the Station Licenses and other Government Authorizations;

               (ii) bills of sale for all Personal Property, including all books, records, logs and similar assets;

               (iii) assignments of the Real Property Leases and Contracts; and

               (iv) assignments of all intangible personal property.

               (c) the Reversal Agreement unless at the time of Closing the FCC Consent shall have become a Final Order;

               (d) if the Post-Closing Scenario is applicable, the TBA Escrow Agreement;

               (e) resolutions of the members of Seller's general partner, countersigned by the Seller's limited partners, authorizing the execution, delivery and performance of this Agreement, certified by the secretary of Seller;

               (f) the KWBQ-TV LMA;

               (g) assignments, consents and Estoppel Certificates relative to the Real Property Leases;

               (h) such other documents as may reasonably be requested by Buyer's counsel; and

               (i) the opinions of Seller's corporate and FCC counsel in the form and substance reasonably satisfactory to Buyer.

        13.2. DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

               (a) a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions specified in Sections 12.1 through
        12.6 hereof;

               (b) immediately available wire-transferred federal funds as provided in Section 2.2(b);

               (c) instruments, in form and substance reasonably satisfactory to Seller and its counsel, pursuant to which Buyer assumes obligations, liabilities and commitments as provided in Article 3;

               (d) the opinion of Buyer's counsel in the form and substance reasonably satisfactory to Seller; and

               (e) resolutions of the members of each Buyer, authorizing the execution, delivery and performance of this Agreement, certified by an officer of each Buyer;

               (f) the KWBQ-TV LMA;

               (g) if the Pre-Closing Scenario is applicable, the cancelled
        Note;

               (h) if the Post-Closing Scenario is applicable, the TBA Escrow Agreement; and

               (i) such other documents as may reasonably be requested by Seller's counsel.

        13.3. ESCROW AGENT. At the Closing the parties shall cause the Escrow Agent to deliver the Escrow Deposit to Seller by wire transfer of immediately available funds, and deliver the interest on the Escrow Deposit to Buyer by wire transfer of immediately available funds.

                                   ARTICLE 14
                        TRANSFER TAXES; FEES AND EXPENSES

        14.1. TRANSFER TAXES AND SIMILAR CHARGES. Except as set forth in Sections 14.2 and 14.3 hereof, all costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne by Seller.

        14.2. GOVERNMENTAL FILING FEES. Any filing or grant fees imposed by the FCC shall be borne equally by Buyer and Seller. The HSRA fee shall be paid by Buyer.

        14.3. EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

                                   ARTICLE 15
                       BROKER'S COMMISSION OR FINDER'S FEE

        15.1. BUYER'S REPRESENTATION AND AGREEMENT TO INDEMNIFY. Buyer represents and warrants to Seller that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, other than David Woods, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Buyer. Buyer agrees to be solely responsible for the payment on the Closing Date of the $250,000 fee due to David Woods.

        15.2. SELLER'S REPRESENTATION AND AGREEMENT TO INDEMNIFY. Seller represents and warrants to Buyer that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Seller.

                                   ARTICLE 16
                                 INDEMNIFICATION

        16.1. INDEMNIFICATION BY SELLER. Notwithstanding the Closing, Seller hereby agrees to indemnify, defend and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

        (a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by any Seller contained herein or in any certificate, document or instrument delivered to Buyer hereunder;

        (b) Any and all obligations of Seller not assumed by Buyer pursuant to the terms of this Agreement;

        (c) Any and all losses, liabilities or damages resulting from the operation or ownership of the Station prior to the Effective Time, including but not limited to (i) any and all liabilities arising under the Station Licenses, the Real Property Leases, or the Contracts which relate to events occurring prior to the Effective Time, and; (ii) any fines, forfeitures, and other penalties imposed by the FCC related to Seller's operation of the Station prior to Closing (e.g.. commercial overages for children's programming) (collectively, "FCC Penalties"); provided, however, that in the event the Seller/Buyer LMA becomes effective, then Seller shall not indemnify Buyer for any FCC Penalties attributable in whole or in part to Buyer's action or inaction under the Seller/Buyer LMA.

        (d) Any and all losses, liabilities or damages resulting from any failure to comply with any "bulk sales" laws applicable to the transactions contemplated by this Agreement;

        (e) Any and all losses, liabilities or damages resulting from the litigation listed on Schedule 7.9;

        (f) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 16.3 hereof; and

        (g) Interest at the Prime Rate on any reimbursable expense or loss incurred by Seller from the date of payment, in the case of a reimbursable expense, and from the date of incurrence, in the case of any other losses, until the date of reimbursement by Buyer.

        16.2. INDEMNIFICATION BY BUYER. Notwithstanding the Closing, Buyer hereby agrees to indemnify and hold the Seller harmless against and with respect to, and shall reimburse the Seller for:

        (a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by Buyer contained herein or in any certificate, document or instrument delivered to Seller hereunder;

        (b) Any and all losses, liabilities or damages resulting from the operation or ownership of the Station by Buyer on and after the Effective Time, including but not limited to any and all liabilities arising under the Station Licenses or the Contracts assigned to Buyer which relate to events occurring after the Effective Time;

        (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 16.3 hereof; and

        (d) Interest at the Prime Rate on any reimbursable expense or loss incurred by Seller from the date of payment, in the case of a reimbursable expense, and from the date of incurrence, in the case of any other losses, until the date of reimbursement by Buyer.

        16.3. PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

        (a) The party seeking indemnification under this Article 16 (the "Claimant") shall give notice to the party from whom indemnification is sought (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by

Claimant within fifteen (15) business days after written notice of the action, suit or proceeding was given to Claimant, or sooner if action is required by the Indemnitor prior to the expiration of the fifteen (15) business days. In all other circumstances, notice shall be given by Claimant within thirty (30) business days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor except to the extent that Claimant's failure has materially prejudiced Indemnitor's ability to defend the claim or litigation.

        (b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) business days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

        (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid. Notwithstanding anything herein to the contrary, neither Indemnitor nor Claimant shall settle any third party claim or litigation without providing the other party reasonable prior notice of the terms of such settlement at least five (5) business days prior to the execution of any such settlement, unless emergency circumstances dictate otherwise; provided, that Indemnitor shall not enter into any such settlement of third party claim without the Claimant's prior written approval, which approval shall not be unreasonably withheld and shall, in any event, be provided if the settlement provides a full release of liability for Claimant and does not otherwise impose any liability on Claimant.

        16.4. LIMITATIONS. Neither any Seller nor Buyer shall have any obligation to the other party for any matter described in Section 16.1 or
Section 16.2, as the case may be, except upon compliance by the other party with the provisions of this Article 16, particularly Section 16.3. Neither party shall be required to indemnify the other party under this Article 16 for any breach of any representation or warranty contained in this Agreement unless written notice of a claim under this Article 16 was received by the party within the pertinent survival period specified in Article 18 of this Agreement.

                                   ARTICLE 17
                               TERMINATION RIGHTS

        17.1. TERMINATION.

        (a) This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

               (i) if, on or prior to the Closing Date, there is a material breach by the other party with respect to the observance or in the due and timely performance of any of its covenants or agreements contained herein and such party fails to cure such breach within ten (10) business days from receipt of written notice of such breach, and the terminating party is not in material breach hereunder;

               (ii) if, by Final Order, the FCC denies the FCC Application or any part thereof or designates the FCC Application for a trial-type hearing;

               (iii) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing; or

               (iv) if the FCC or its staff has not issued the FCC Consent and such FCC Consent has not become a Final Order within eighteen (18) months of the date the FCC Application is submitted to the FCC.

        (b) This Agreement may be terminated by Buyer, upon written notice to Seller, if Buyer elects to terminate pursuant to Article 20 hereof.

        (c) This Agreement may be terminated by Seller, upon written notice to Buyer of Seller's election under Section 11.7 hereof (which has not been set aside by Buyer's waiver).

        (d) This Agreement shall automatically terminate pursuant to Section 2.2(a) or pursuant to the last sentence of Section 10.5(a) or upon termination of the KWBQ-TV Agreement.

        17.2. LIABILITY. Except as otherwise provided in Sections 2.2(a), 10.5(a), and 11.7 and Article 20 hereof, the termination of this Agreement under
Section 17.1 hereof shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

                                   ARTICLE 18
                          SURVIVAL OF REPRESENTATIONS,
                            WARRANTIES AND COVENANTS

        The representations, warranties, covenants, indemnities and agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing representations, warranties, covenants, indemnities and agreements and shall survive the Closing for a period of two (2) years after the Closing Date, except for (a) agreements under Section 10.4 of this Agreement, which shall survive the Closing for five (5) years, and (b) indemnification obligations resulting from or for third party claims, which shall survive the Closing for a period of one (1) month after the last day of the longest applicable statutory limitation period. No claim may be brought under this Agreement or any other certificate, document or instrument delivered pursuant to this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such a notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

                                   ARTICLE 19
                                    REMEDIES

        19.1. DEFAULT BY SELLER. Seller recognizes that, in the event Seller defaults in the performance of its obligations under this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled in such event, in addition to bringing suit at law or equity for money or other damages (including costs and expenses incurred by Buyer in the preparation and negotiation of this Agreement and in contemplation of the Closing hereunder) or for indemnification under Article 16 hereof, to seek to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agree that Buyer shall have the right to seek to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, Buyer shall be entitled to obtain from Seller court costs and reasonable attorneys' fees incurred by it in successfully enforcing its rights hereunder, plus interest at the Prime Rate on the amount of any judgment obtained against Seller from the date of default until the date of payment of the judgment. As a condition to seeking specific performance, Buyer shall not be required to have tendered the Purchase Price specified in Section 2.1 of this Agreement, but shall be ready, willing and able to do so.

        19.2. DEFAULT BY BUYER. If the transactions contemplated by this Agreement are not consummated as a result of Buyer's wrongful failure to close hereunder, and Seller is not also in material breach hereunder, Seller shall be entitled to, in addition to Buyer's obligation to pay the Lee TBA Liquidated Damages pursuant to Section 10.5(b) hereof, payment of Five Hundred Thousand Dollars ($500,000) as liquidated damages in full settlement of any damages of any nature or kind that Seller may suffer or allege to suffer as the result thereof. It is understood and agreed that the amount of liquidated damages represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty. Subject to Sections 10.5(b) and 19.3 hereof, which shall govern responsibility for the Lee TBA Liquidated Damages in the circumstances specified therein, recovery of liquidated damages under this Section 19.2 shall be the sole and exclusive remedy of Seller against Buyer for failure to consummate this Agreement and shall be applicable regardless of the actual amount of damages sustained. In addition, Seller shall be entitled to obtain from Buyer court costs and reasonable attorneys' fees incurred by Seller in successfully enforcing its rights hereunder, plus interest at the Prime Rate on the amount of any judgment obtained against Buyer from the date of default until the date of payment of the judgment. As a condition to obtaining liquidated damages, Seller shall not be required to have tendered the Station Assets but shall be required to demonstrate that it is willing and able to do so and to perform its other closing obligations in all material respects.

        19.3. REMEDIES RELATING TO VOLUNTARY TERMINATION. In the event that either party has a right to terminate this Agreement pursuant to Section 17.1(a)(iv), the party who first provides written notice of its election to terminate this Agreement pursuant to Section 17.1(a)(iv) shall be required to pay the Lee TBA Liquidated Damages or to cancel or pay the Note, as the case may be.

                                   ARTICLE 20
                                  RISK OF LOSS

        The risk of loss or damage to the Station Assets prior to the Effective Time shall be upon Seller. Seller shall repair, replace and restore any damaged or lost Station Asset to its prior condition as soon as possible and in no event later than the Effective Time. If Seller is unable or fails to restore or replace any such lost or damaged Station Asset(s) prior to the Closing and the aggregate cost of such restoration or replacement would exceed One Hundred Thousand Dollars ($100,000), Buyer may elect (a) to terminate this Agreement pursuant to Article 17 hereof, (b) to consummate the transactions contemplated by this Agreement on the Closing Date, in which event Seller shall assign to Buyer at Closing Seller's rights under any insurance policy or pay over to Buyer all proceeds of insurance covering such Station Asset's damage, destruction or loss (plus an amount equal to any deductible), without further obligation or liability to Buyer for such loss, or (c) delay the Closing Date until a date within fifteen (15) days after Seller gives written notice to Buyer of completion of the restoration or replacement of such Station Asset(s). If Seller is unable or fails to restore or replace any lost or damaged Station Asset(s) prior to the Closing Date and the aggregate cost of such restoration or replacement would be One Hundred Thousand Dollars ($100,000) or less, Seller shall reimburse Buyer for the cost of restoration or replacement of such asset(s) and One Hundred Thousand Dollars ($100,000) of the Escrow Deposit shall be retained in escrow for that purpose until such reimbursement obligation is satisfied. If the delay in the Closing Date under this Article 20 would cause the Closing to fall at any time after the period permitted by the FCC Consent, Seller and Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing.

                                   ARTICLE 21
                                OTHER PROVISIONS

        21.1. PUBLICITY. Except as required by applicable law or with the other party's express written consent, no party to this Agreement nor any Affiliate of any party shall issue any press release or make any public statement (oral or written) regarding the transactions contemplated by this Agreement.

        21.2. BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign this Agreement without the prior written consent of the other parties hereto except that Buyer may assign its rights and obligations under this Agreement to any other party; provided, that Buyer will remain liable in the event such assignee fails to fulfill any of Buyer's obligations hereunder.

        21.3. ENTIRE AGREEMENT. This Agreement, along with the exhibits, schedules and any other documents referenced herein, embodies the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

        21.4. HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

        21.5. COMPUTATION OF TIME. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next business day.

        21.6. GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of New Mexico without regard to its principles of conflict of law.

        21.7. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request in writing.

        To Seller:                  Ramar Communications II, Ltd.
                                    9800 University Avenue
                                    Lubbock, TX 79423
                                    Attention: Mr. Brad Moran
                                    Telecopy:      806-748-1949
                                    Telephone:     806-745-3434

               With a copy (which shall not constitute notice) to:

                                    Leventhal, Senter & Lerman P.L.L.C.
                                    Suite 600
                                    2000 K Street, N.W.
                                    Washington, DC  20006
                                    Attention: Dennis P. Corbett, Esq.
                                    Telecopy:      202-293-7783
                                    Telephone:     202-429-8970

        To Buyer:                   ACME Television of New Mexico, LLC
                                    ACME Television Licenses of New Mexico, LLC
                                    10829 Olive Boulevard, Suite 202
                                    St. Louis, MO 63141
                                    Attention: Mr. Doug Gealy
                                    Telecopy: 314-989-0566
                                    Telephone: 314-989-0616

               With a copy (which shall not constitute notice) to:

                                    Dickstein Shapiro Morin & Oshinsky, LLP
                                    2101 L Street, N.W.
                                    Washington, DC 20037
                                    Attention: Lewis J. Paper, Esq.
                                    Telecopy:      202-887-0689
                                    Telephone:     202-828-2265

Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of transmission, if sent by facsimile (but only if a hard copy is also sent by overnight courier), or (iii) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iv) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

        21.8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

        21.9. FURTHER ASSURANCES. Seller shall at any time and from time to time after the Closing execute and deliver to Buyer such further conveyances, assignments and other written assurances as Buyer may reasonably request in order to vest and confirm in Buyer (or their assignees) the title and rights to and in all of the Station Assets to be and intended to be transferred, assigned and conveyed hereunder.


                                   ARTICLE 22
                                   DEFINITIONS

        Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        "Accounts Receivable" shall have the meaning set forth in Section
1.3(c).

        "Affiliate" shall mean any person or entity that is controlling, controlled by or under common control with the named person or entity.

        "Affiliate Transactions" shall mean the any transaction between the Station and an Affiliate of any Seller.

        "Agreement" shall mean this Asset Purchase Agreement, including the exhibits and schedules hereto.

        "Buyer" shall have the meaning set forth in the preamble to this Agreement.

        "Business Day," whether or not capitalized, shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

        "Claimant" shall have the meaning set forth in Section 16.3(a).

        "Closing" shall have the meaning set forth in Section 1.1 hereof.

        "Closing Date" shall mean the date on which the Closing is completed.

        "Contracts" shall mean any and all of the contracts, agreements, including leases (other than those relating to real property), commitments and understandings, options, rights and interests, written or oral, of any Seller or to which any Seller is a party, relating to the conduct of the business and operations of the Station and listed in Schedule 1.2(d).

        "Effective Time" shall mean 12:01 a.m., Mountain Time, on the Closing Date.

        "Environmental Laws" shall mean all applicable local, state and federal statutes and regulations relating to the protection of human health or the environment including the FCC's regulations concerning radio frequency radiation.

        "Escrow Agent" shall mean such Escrow Agent as the parties hereto mutually agree upon no later than February 26, 1999.

        "Escrow Agreement" shall mean the agreement between Buyer, Seller and Escrow Agent in the form of Exhibit A hereto.

        "FCC" shall mean the Federal Communications Commission.

        "FCC Application" shall mean the application or applications that Seller and Buyer must file with the FCC requesting its consent to the assignment of the Station Licenses.

        "FCC Consent" shall mean the action by the FCC or its staff granting the FCC Application.

        "Final Order" shall mean action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending, and (iii) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, has expired.

        "GAAP" shall mean generally accepted accounting principles, consistently applied.

        "Government Licenses" shall have the meaning set forth in Section 1.2(a) hereof.

        "Hazardous Substance" shall mean all hazardous or toxic waste or material which, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Substance" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes. "Hazardous Substance" shall not include ordinary quantities of consumer or commercial products used in the normal course of broadcast station operations, including grounds and building operation and maintenance; provided, that such products have been stored, handled and disposed of in accordance with applicable law and regulation.

        "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations adopted thereunder.

        "Indemnitor" shall have the meaning set forth in Section 16.3(a).

        "Intellectual Property" shall mean all trademarks, trade names, service marks, patents, franchises, copyrights, including applications for registration of any of them, jingles, logos, slogans, licenses, permits and privileges, trade secrets, and other similar intangible property rights and interests owned by or licensed to Seller and used or useful in the operation of the Station.

        "KWBQ-TV Agreement" shall mean that certain Asset Purchase Agreement dated as of the date hereof by and between Seller and Buyer relating to the sale and acquisition of Station KWBQ-TV, Santa Fe, New Mexico.

        "Lee TBA Liquidated Damages" shall have the meaning set forth in Section 2.2(b)(1) hereof.

        "Liens" shall mean mortgages, deeds of trust, liens, pledges, collateral assignments, security interests, leases, subleases, conditional sales agreements, judgments, easements, covenants, encroachments, encumbrances or other defects of title.

        "Lee TBA" shall mean that certain Time Brokerage Agreement by and between Seller and Lee dated December 12, 1994.

        "Notice of Disagreement" shall have the meaning set forth in Section
5.2.

        "Permitted Encumbrances" shall mean (a) liens for Taxes not yet due and payable; (b) landlord's liens; and (c) statutory liens that were created in the ordinary course of business that do not materially affect the current use and enjoyment of the Station Assets.

        "Personal Property" shall have the meaning set forth in Section 7.6.

        "Prime Rate" shall mean a per annum rate equal to the "prime rate" as published in the Money Rates column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated).

        "Proration Schedule" shall have the meaning set forth in Section 5.2.

        "Purchase Price" shall have the meaning set forth in Section 2.1.

        "Real Property" and "Real Property Leases" shall have the meanings set forth in Section 7.5(a).

        "Referee" shall have the meaning set forth in Section 5.2.

        "Reversal Agreement" shall mean a reversal agreement between Seller and Buyer in a mutually-agreeable form.

        "ROFR Notice" shall have the meaning set forth in Section 10.5(a) hereof.

        "ROFR Exercise Notification" shall have the meaning set forth in Section 10.5(a) hereof.

        "Seller" shall have the meaning set forth in the preamble to this Agreement.

        "Seller's Proration Amount" shall have the meaning set forth in Section 5.2.

        "Station" shall mean television broadcast station KASY-TV, Albuquerque, New Mexico.

        "Station Assets" shall have the meaning set forth in Section 1.2.

        "Station Licenses" shall mean the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to Seller in connection with the conduct of the business and operation of the Station.

        "TBA Escrow Agreement" shall mean the agreement between Buyer, Seller and the TBA Escrow Agent in the form of Exhibit D hereto.

        "TBA Escrow Deposit" shall have the meaning set forth in Section 2.2(c).

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                [SIGNATURES BEGIN ON PAGE IMMEDIATELY FOLLOWING]

                                    RAMAR COMMUNICATIONS II, LTD.

                                    By: GP Ramar LLC, its General Partner

                                    By: Ramar Communications, Inc., its Sole
                                        Member


                                    By: /s/ Brad Moran
                                        ------------------------------
                                        Brad Moran, President


                                    ACME TELEVISION LICENSES OF NEW
                                    MEXICO, LLC

                                    By: /s/ Doug Gealy
                                        ------------------------------
                                        Doug Gealy, President


                                    ACME TELEVISION OF NEW MEXICO, LLC

                                    By: /s/ Doug Gealy
                                        ------------------------------
                                        Doug Gealy, President

                                                                   EXHIBIT  10.2


The Following Schedules and Exhibits have been intentionally omitted by the Registrants.

                                LIST OF EXHIBITS

         Exhibit A                  Form of $500,000 Escrow Agreement
         Exhibit B                  Form of Note
         Exhibit C                  Form of Seller/Buyer TBA
         Exhibit D                  Form of TBA Escrow Agreement


                                LIST OF SCHEDULES

         Schedule 1.2(a)            Station Licenses
         Schedule 1.2(b)            Real Property
         Schedule 1.2(c)            Personal Property
         Schedule 1.2(d)            Contracts and Leases
         Schedule 6.4               Buyer's Required Consents
         Schedule 6.5               Buyer's Litigation
         Schedule 7.3               Seller's Required Consents
         Schedule 7.9               Seller's Litigation
         Schedule 7.14              UCC Financing Statements
         Schedule 7.16              Cable Carriage


A copy of any omitted Schedule or Exhibit will be provided to the Securities and Exchange Commission upon request.